Exhibit 99.1

General Cannabis Corp Announces its Acquisition of GC Finance Arizona, LLC

Denver-June 9, 2017 - General Cannabis Corp (OTCQB:CANN) announced today the acquisition of GC Finance Arizona, LLC (“GC Arizona”) from Infinity Capital West, LLC (“Infinity Capital”).  GC Arizona owns two primary assets:  1) a 50% LLC membership interest in DB Products Arizona, LLC (“DB Arizona”) and 2) a secured promissory note with DB Arizona in the amount of $825,000, plus accrued interest.  General Cannabis paid $106,001 for the acquisition of GC Arizona.  Infinity Capital is owned by General Cannabis’ chairman of the board, Michael Feinsod.

DB Arizona produces and distributes medical marijuana infused products in the state of Arizona.  The vast majority of DB Arizona’s products to date have been Dixie Brands Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles.”  DB Arizona began production in the fourth quarter of 2016.  During the first quarter of 2017, gross revenues for DB Arizona were approximately $194,000.  DB Arizona has significant excess production capacity at its 14,000 square foot state of the art commercial kitchen and infused products manufacturing facility.

“We are excited to announce the purchase of GC Finance Arizona, LLC.  We look forward to working with our partners to introduce and produce the highest quality infused products for the medical marijuana industry in the state of Arizona.” said Michael Feinsod.  “Closing on this milestone expands our public company platform and further diversifies our revenue stream, which will create significant shareholder value.”

About General Cannabis Corp

General Cannabis Corp is the comprehensive resource for the highest quality services available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. General Cannabis now operates in Arizona, Arkansas, California, Colorado, Maryland, Massachusetts, Nevada, New York,  Oregon, Pennsylvania, Vermont, and Washington. Our website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or General Cannabis' future performance or financial condition. Such statements include statements regarding the benefits to General Cannabis of its acquisition of GC Finance Arizona, LLC. Any statements that are not statements of historical fact, such as the statements above and including statements containing the words "plans," "anticipates," "expects" and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis' filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.